EXHIBIT 99.1

Emclaire Financial Corp Reports 6.1% Increase in Quarterly Earnings

EMLENTON, Pa., April 26, 2016 (GLOBE NEWSWIRE) -- Emclaire Financial Corp (NASDAQ:EMCF), the parent holding company of The Farmers National Bank of Emlenton, reported consolidated net income available to common stockholders of $802,000, or $0.37 per common share, for the three months ended March 31, 2016.  This represents a $46,000, or 6.1%, increase from net income available to common stockholders of $756,000, or $0.42 per common share, for the same period in 2015.

The increase in net income available to common stockholders was primarily driven by an increase in net interest income and a decrease in preferred stock dividends, partially offset by increases in the provision for loan losses, noninterest expense and the provision for income taxes.  The decrease in earnings per common share for the quarter ended March 31, 2016 compared to the same period in 2015 was due to additional shares issued in the second quarter of 2015 as a result of the successful private common stock offering, which raised $8.2 million in equity.  The Corporation realized a return on average assets of 0.53% and a return on average equity of 6.02% for the quarter ended March 31, 2016, compared to 0.54% and 6.49%, respectively, reported for the same period in 2015.

William C. Marsh, Chairman, President and Chief Executive Officer of the Corporation and the Bank, noted, “We are pleased to report positive core earnings and balance sheet growth for the first quarter of 2016.  We continue to experience solid loan and deposit growth.  Efforts in the upcoming quarters will be focused on the continued expansion of our franchise through the completion of the acquisition of United-American Savings Bank in Pittsburgh and the opening of a de novo branch office in Aspinwall.  With solid capital levels, we remain positioned for sustainable profitable growth.”

OPERATING RESULTS OVERVIEW

Net income available to common stockholders increased $46,000, or 6.1%, to $802,000 or $0.37 per common share for the three months ended March 31, 2016, compared to $756,000 or $0.42 per common share for the same period in 2015.  The increase in net income primarily resulted from an increase in net interest income of $211,000 and a decrease in preferred stock dividends of $25,000, partially offset by increases in the provision for loan losses, noninterest expense and the provision for income taxes of $12,000, $54,000 and $125,000, respectively.

Net interest income increased $211,000, or 4.9%, to $4.5 million for the quarter ended March 31, 2016 from $4.3 million for the same period in 2015.  The increase in net interest income resulted from an increase in interest income of $315,000, or 6.3%, as the Corporation experienced a $52.8 million increase in the average balance of loans between the quarterly periods.  Partially offsetting the increase in interest income, interest expense increased $104,000, or 14.3%, as interest expense on deposits and borrowed funds increased $42,000 and $62,000, respectively.  The increase in interest expense on deposits was due to an increase in the Corporation’s cost of interest-bearing deposits which increased 5 basis points to 0.61% for the first quarter of 2016 from 0.56% for the same quarter in 2015.  The increase in interest expense on borrowed funds was due to a $20.0 million increase in the average balance of borrowed funds between the quarterly periods.

Noninterest expense increased $54,000, or 1.4%, to $4.0 million for the quarters ended March 31, 2016 and 2015.  The increase primarily related to an increase in professional fees of $267,000, due to costs related to the pending acquisition of United-American Savings Bank.  Partially offsetting this increase, other noninterest expense decreased $205,000, primarily due to a non-recurring adjustment related to deferred loan costs.

The provision for income taxes increased $125,000, or 73.1%, to $296,000 for the quarter ended March 31, 2016 from $171,000 for the same period in 2015, related to an increase in the Corporation’s effective tax rate to 27.0% for 2016 from 18.0% in 2015.  The increase in the Corporation’s tax rate was primarily due to certain non-deductible merger related expenses.

CONSOLIDATED BALANCE SHEET & ASSET QUALITY OVERVIEW

Total assets increased $7.0 million, or 1.2%, to $607.6 million at March 31, 2016 from $600.6 million at December 31, 2015.  Asset growth was driven by increases in cash and equivalents and loans receivable of $5.4 million and $3.9 million, respectively, which was funded by a $20.8 million increase in customer deposits.  This deposit increase also funded a $14.3 million decrease in short-term borrowed funds during the quarter.

Total nonperforming assets were $3.4 million, or 0.56% of total assets, at March 31, 2016 compared to $3.2 million, or 0.54% of total assets, at December 31, 2015.  This $164,000, or 5.1% increase in nonperforming assets was primarily due to a $169,000 commercial real estate loan being placed on nonaccrual status during the quarter ended March 31, 2016.

Stockholders’ equity increased $1.2 million, or 2.2%, to $54.0 million at March 31, 2016 from $52.8 million at December 31, 2015.  The Corporation remains well capitalized and is positioned for continued growth with total stockholders’ equity at 8.9% of total assets.  Tangible book value per common share was $23.24 at March 31, 2016, compared to $22.67 at December 31, 2015.

Emclaire Financial Corp is the parent company of The Farmers National Bank of Emlenton, an independent, nationally chartered, FDIC-insured community bank headquartered in Emlenton, Pennsylvania, operating 15 full service offices in Venango, Butler, Clarion, Clearfield, Crawford, Elk, Jefferson and Mercer counties, Pennsylvania.  The Corporation’s common stock is quoted on and traded through the NASDAQ Capital Market under the symbol “EMCF.”  For more information, visit the Corporation’s website at “www.emclairefinancial.com.”

This news release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements may contain words such as “believe”, “expect”, “anticipate”, “estimate”, “should”, “may”, “can”, “will”, “outlook”, “project”, “appears” or similar expressions.  Such forward-looking statements are subject to risk and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Such factors include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, the possibility that increased demand or prices for the Corporation's financial services and products may not occur, changing economic and competitive conditions, technological and regulatory developments, and other risks and uncertainties, including those detailed in the Corporation's filings with the Securities and Exchange Commission.  The Corporation does not undertake, and specifically disclaims any obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

EMCLAIRE FINANCIAL CORP
Consolidated Financial Highlights
(Unaudited - Dollar amounts in thousands, except share data)

CONSOLIDATED OPERATING RESULTS DATA:	Three month period
	ended March 31,
	2016	2015

Interest income	$5,349	$5,034
Interest expense	832	728
Net interest income	4,517	4,306
Provision for loan losses	181	169
Noninterest income	780	779
Noninterest expense	4,018	3,964
Income before provision for income taxes	1,098	952
Provision for income taxes	296	171
Net income	802	781
Preferred stock dividends	-	25
Net income available to common stockholders	$802	$756

Basic and diluted earnings per common share	$0.37	$0.42
Dividends per common share	$0.26	$0.24

Return on average assets (1)	0.53%	0.54%
Return on average equity (1)	6.02%	6.49%
Return on average common equity (1)	6.02%	7.00%
Yield on average interest-earning assets	3.91%	3.86%
Cost of average interest-bearing liabilities	0.79%	0.72%
Cost of funds	0.62%	0.56%
Net interest margin	3.32%	3.32%
Efficiency ratio	72.82%	74.35%
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(1) Returns are annualized for the three month periods ended March 31, 2016 and 2015.

CONSOLIDATED BALANCE SHEET DATA:	As of	As of
	3/31/2016	12/31/2015

Total assets	$607,607	$600,595
Cash and equivalents	16,902	11,546
Securities	112,469	112,981
Loans, net	433,824	429,891
Deposits	510,679	489,887
Borrowed funds	35,000	49,250
Stockholders' equity	54,007	52,839

Book value per common share	$25.18	$24.64
Tangible book value per common share	$23.24	$22.67

Net loans to deposits	84.95%	87.75%
Allowance for loan losses to total loans	1.22%	1.20%
Nonperforming assets to total assets	0.56%	0.54%
Earning assets to total assets	93.62%	93.52%
Stockholders' equity to total assets	8.89%	8.80%
Shares of common stock outstanding	2,144,808	2,144,808

CONTACT:
William C. Marsh
Chairman, President and
Chief Executive Officer
Phone:(844) 800-2193
Email:investor.relations@farmersnb.com